SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2005

VERITAS Software Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26247 (Commission File Number)	77-0507675 (IRS Employer Identification No.)

350 Ellis Street, Mountain View, California (Address of principal executive offices)	94043 (Zip Code)

Registrant’s telephone number, including area code (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On March 29, 2005, a subsidiary of VERITAS Software Corporation (together with its subsidiaries, the “Company”) entered into a Termination and Assignment Agreement (the “Termination Agreement”), by and among the Company; Wells Fargo Bank Northwest, National Association, as Owner Trustee; the various banks and other lending institutions listed on the signature pages thereto; ABN AMRO Bank, N.V., as Agent; and certain other parties. Pursuant to the Termination Agreement and the transactions contemplated thereby, the Company acquired beneficial ownership of the VS Trust 2000-2, a trust organized under the laws of the State of Utah and the landlord of its Milpitas, California campus. The Company leased the campus pursuant to a synthetic lease arrangement entered into in July 2000. The Company acquired all of the beneficial interest of the trust for approximately $5.9 million, and concurrently paid off the acquisition and construction loan for the development of the Milpitas, California campus, in the outstanding amount of approximately $190 million. The loan payment was a condition to the Company’s acquisition of the beneficial interests in the trust and the Company did not incur any material early termination penalties in connection with the Termination Agreement. The Company’s decision to acquire the beneficial interests in the trust was in anticipation of the maturity date of the landlord’s loan, which the Company had guaranteed under the synthetic lease arrangement.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITAS Software Corporation
/s/ Edwin J. Gillis
Edwin J. Gillis
Date: March 30, 2005	Executive Vice President and Chief Financial Officer